Exhibit 1.01

CONFLICT MINERALS REPORT 2021

Section 1: Introduction

This Conflict Minerals Report (the "Report") covers the period of January 1, 2021 through December 31, 2021, in compliance with Rule 13p-1 (the "Conflict Minerals Rule") under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Under the Dodd-Frank Wall Street Reform Act (the "Dodd-Frank Act"), the Securities and Exchange Commission (the "SEC") issued the Conflict Minerals Rule to require certain companies to disclose their use of conflict minerals if those minerals are "necessary to the functionality or production of a product" manufactured by those companies. Under the Dodd-Frank Act, those minerals include tin, tungsten, tantalum or gold (together, such minerals are referred to as "3TG"). Congress enacted the Conflict Minerals Rule due to concerns that the exploitation and trade of conflict minerals by armed groups is helping to finance conflict in the Democratic Republic of Congo ("DRC") region. The Conflict Minerals Rule focuses on 3TG emanating from the DRC and nine adjoining countries (together, the "DRC Covered Countries").

Under the Conflict Minerals Rule adopted by the SEC, companies (including Lear Corporation) are required to publicly disclose their use of conflict minerals, including through filing a "conflict minerals report" as an exhibit to Form SD, the form created for conflict minerals disclosure.
Lear's Commitment to Responsible Materials Sourcing
Lear is a "downstream" company and is part of a global and complex supply chain, with several layers of manufacturers before reaching the smelters and refiners that may process 3TG that may ultimately be used in the products manufactured by Lear.

Lear does not have a direct business relationship with any smelters or refiners that process 3TG and does not directly purchase primary sourced minerals from mine sites. However, Lear cares about our impact on people and the planet, and recognizes that sourcing responsibly is part of a broader approach to ensuring the people and environments where we do business are protected, as well as places far removed from our direct supply base.

At Lear, we believe the best way to deliver the highest quality products and services is to maintain a work environment that fosters collaboration, interaction, tolerance and respect. As champions of human rights, we strengthened our "Human Rights Policy" to clearly define how we approach, govern and defend the dignity of people throughout our operations, the communities in which we operate, and our global supply chain.

Our policy is guided by the UN Global Compact, its Ten Principles and Sustainable Development Goals,
as well as the 1998 ILO Declaration on Fundamental Principles and Rights at Work.

Exhibit 1.01
As discussed later in this Report, Lear requires the suppliers in its supply chain to comply with Lear's conflict minerals reporting requests, engage in due diligence of their respective supply chains and provide information regarding the origin of and facilities used to process the 3TG contained in the materials supplied to Lear. We ask suppliers to ensure that materials used in our products do not directly or indirectly provide funding to conflicts or human rights abuses. We endeavor to use only components with raw materials where extraction, transport, trade, processing and export are obtained from validated sources as a matter of principle, wherever practicable. We also look beyond our direct supply chain to ensure appropriate sourcing measures, including the sourcing of the raw materials used in our products.
Company and Product Overview
Lear is a global automotive technology leader in Seating and E-Systems, enabling superior in-vehicle experiences for consumers around the world. We supply seating, electrical distribution and connection systems and electronic systems to all of the world's major automotive manufacturers. At Lear, we are Making every drive betterTM by providing technology for safer, smarter and more comfortable journeys, while adhering to our values — Be Inclusive. Be Inventive. Get Results the Right Way.

We have 253 manufacturing, engineering and administrative locations in 38 countries. We continue to grow our business in all automotive producing regions of the world, both organically and through complementary acquisitions. We continue to restructure our manufacturing footprint to optimize our cost structure with 61% of our manufacturing facilities and 85% of our employees located in low cost countries.

Lear is built on a foundation and strong culture of innovation, operational excellence, and engineering and program management capabilities. We use our product, design and technological expertise, as well as our global reach and competitive manufacturing footprint, to achieve the following financial goals and objectives:
•Continue to deliver profitable growth, balancing risks and returns;
•Invest in innovation to drive business growth and profitability;
•Maintain a strong balance sheet with investment grade credit metrics; and
•Consistently return capital to our stockholders.

Our business is organized under two reporting segments: Seating and E-Systems. Each of these segments has a varied product and technology range across a number of component categories. Further, we continuously evaluate our product portfolio, aligning it with industry trends, which allows us to offer value added solutions to our customers.
•Seating - Our Seating business consists of the design, development, engineering and manufacture of complete seat systems, seat subsystems and key seat components. Our capabilities in operations and supply chain management enable synchronized (just-in-time) assembly and delivery of high volumes of complex complete seat systems to our customers.
Included in our complete seat system and subsystem solutions are advanced comfort, wellness and safety offerings, as well as configurable seating product technologies. As the most vertically integrated global seat supplier, our key seat component product offerings include seat trim covers, surface materials such as leather and fabric, seat mechanisms, seat foam and headrests. All of these products are compatible with traditional internal combustion engine ("ICE") architectures and the

Exhibit 1.01
full range of hybrid, plug-in hybrid and battery electric architectures (collectively, "electrified powertrains"). Our advanced comfort, wellness and safety offerings are facilitated by our system, component and integration capabilities, together with our in-house electronics, sensor, software and algorithm competencies.
•E-Systems - Our E-Systems business consists of the design, development, engineering and manufacture of complete electrical distribution and connection systems and electronic systems. The combination of these capabilities enables us to provide our customers with customizable solutions with optimized designs at a competitive cost.
Electrical distribution and connection systems utilize low voltage wire, high voltage wire, high speed data cables and flat wiring to connect networks and electrical signals and manage electrical power within the vehicle for all types of powertrains – from traditional ICE architectures to the full range of electrified powertrains. Key components in our electrical distribution and connection systems portfolio include wire harnesses, terminals and connectors and engineered components for both ICE architectures and electrified powertrains that require management of higher voltage and power.
Electronic systems facilitate signal, data and power management within the vehicle and include the associated software required to facilitate these functions. Key components in our electronic systems portfolio include body domain control modules and products specific to electrification and connectivity. Electrification products include on-board battery chargers, power conversion modules, high voltage battery management systems and high voltage power distribution systems. Connectivity products include telematics control units and gateway modules to manage both wired and wireless networks and data in vehicles. In addition to electronic modules, we offer software that includes cybersecurity, advanced vehicle positioning for automated and autonomous driving applications and full capabilities in both dedicated short-range communication and cellular protocols for vehicle connectivity. Our software offerings include embedded control software and cloud and mobile device-based software and services. Our customers traditionally have sourced our electronic hardware together with the software that we embed in it.

Our products are more fully described in our Annual Report on Form 10-K for the fiscal year ended, December 31, 2021, which can be accessed at: https://ir.lear.com/.

Lear recognizes that 3TG is present in our products in both our Seating and E-Systems segments. Most components that use 3TG are in our E-Systems electronics and electrical distribution systems and our Seating structures and mechanisms. Our latest product information is available on Lear's public domain https://www.lear.com/technology.
Section 2: Due Diligence Framework
The final Conflict Minerals Rule adopted by the SEC requires that an issuer of the report undertake a due diligence process and that such due diligence follow a nationally or internationally recognized due diligence framework. Because Lear's products, like those of many of its peers in the automotive industry, contain 3TG minerals, Lear also conducted a "Reasonable Country of Origin Inquiry" ("RCOI") regarding the origin of the 3TG minerals used in its products. Lear designed its due diligence measures to be in conformity, in all material respects, with the internationally recognized five-step due diligence framework established by the

Exhibit 1.01
Organisation for Economic Co-operation and Development ("OECD"), the Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the "OECD Guidance"), which satisfies the Conflict Minerals Rule requirements regarding due diligence.
The following provides a description of Lear's due diligence process:
2.1 OECD Step 1: Strong Management System
A.Conflict Minerals Sourcing Policy

•Lear developed an enhanced "Responsible Materials Sourcing Policy" (formerly the "Conflict Minerals Sourcing Policy") that is published on Lear's public website at: https://www.lear.com/. It is also contained in Attachment A to this Report.

•The policy states that Lear will comply with the disclosure and reporting requirements of the Conflict Minerals Rule of the Dodd-Frank Act, as well as the rules of the SEC promulgated thereunder.

•The policy also states that Lear requires legal and ethical sourcing of materials in its supply chain and, as part of its "Conflict Minerals Sourcing Policy", imposes an obligation on Lear's suppliers to engage in due diligence of their respective supply chains to understand and report the content of the parts such suppliers provide to Lear.

•The policy requires suppliers to perform due diligence on the source and chain of custody of their raw materials in accordance with all applicable laws, as well as the OECD Guidance and other relevant guidance.

•The policy is also cited in the latest comprehensive "Lear Supplier Sustainability Policy" describing Lear's pursuit to prevent the flow of funds to armed groups and conflicts as part of its broader sustainability objectives. The "Lear Supplier Sustainability Policy" is published on Lear's public website at https://www.lear.com/. It is also contained in Attachment B to this Report.

B.Internal Management Structure

•Leadership Oversight

•Lear's Board of Directors has assigned its Nominating and Corporate Governance ("NCG") Committee oversight responsibility for Lear's environmental, social, and governance ("ESG") strategy and activities, including supply chain sustainability aspects.

To further integrate ESG into our business, Lear has added specific ESG responsibilities to senior management. Our overall ESG leadership is now led by the Senior Vice President, Sustainability, General Counsel and Corporate

Exhibit 1.01
Secretary. He is supported by executive leaders across the spectrum of Sustainability.

•Cross Functional Team

•A Cross Functional Team was appointed by Lear leadership to support the supply chain due diligence process undertaken by Lear. The team is led by the broader ESG Supply Chain Council with functional leader representatives (Vice Presidents) from Lear's ESG, Purchasing, Corporate Compliance and Legal, Global Engineering, Operations, Continuous Improvement, Marketing and Communications, Sales and Quality teams.

•The purpose of the Cross Functional Team is to ensure availability of resources necessary to support Lear's supply chain due diligence process. The team helps guide and influence Lear's policies and reporting, monitors the execution and effectiveness of Lear's due diligence process and collaborates to develop improvements to such process.

•Report Findings to Designated Senior Management and Board of Directors

•Lear's designated members of the Company's Senior Management and the Company's Board of Directors are provided an update relating to conflict minerals activities by the ESG team at least annually, or upon request.

C.Controls and Transparency Over the Mineral Supply Chain

•Industry Driven Programs

•The OECD Guidance encourages participation in industry-driven programs to establish an industry-wide system of controls and transparency over the mineral supply chain including either a chain of custody or a traceability system. As outlined in the OECD Guidance. Lear supports an industry initiative that validates smelters' or refiners' ("SORs") due diligence activities, such as the Responsible Minerals Initiative® ("RMI"®) of the Responsible Business Alliance (RBA®). Lear is recognized in RMI under company member code "LEAR."

•RMI validates SORs due diligence activities through its Responsible Minerals Assurance Process ("RMAP"). The RMAP uses an independent third-party assessment of SOR management systems and sourcing practices to validate conformance with RMAP audit standards and current global standards and alignment with OECD due diligence measures on sourcing of conflict-free materials. Companies can then use this information to assess and make informed choices concerning their supply chains. The audit standards were developed according to global frameworks including the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the Dodd-Frank Act. The RMAP Gold Standard is cross-recognized by

Exhibit 1.01
the London Bullion Market Association (LBMA) and the Responsible Jewellery Council (RJC) third party gold refiner audits.

•Lear actively participates in the Automotive Industry Action Group ("AIAG"), an automotive industry group whose members include original equipment manufacturers ("OEM") and "Tier" suppliers. Lear participates in periodic meetings and coordinates with AIAG through the Responsible Materials Work Group ("RMWG"), which was established to prepare suppliers for reporting that will enable compliance with provisions of the Conflict Minerals Rule. The RMWG created different sub groups to support specific initiatives to develop tools and resources to assist companies and their supply chain in the reporting processes. Lear joined the Smelter Engagement Team ("SET"), Information Sharing, Industry Best Practices and Global Requirements & Minerals Sensing subgroups of the RMWG. Lear also participates in the RMI's SET. The SETs conduct research and outreach encouraging SORs to participate in the RMI which supports the validation of SORs management systems and due diligence process. Validation through the RMI evaluates chain of custody and/or traceability of the minerals from the mine to the SORs. This is the primary methodology for downstream suppliers (such as Lear) to have influence on the upstream supply base (such as the smelters and refiners).

D.Company Engagement with Suppliers

•Lear has established an online supplier portal and communication resources to strengthen Lear's engagement with its suppliers.

•The supplier portal is available at Lear's website at: https://www.lear.com/suppliers.

•The "Suppliers" tab serves as a supplier information portal that provides the supply chain a unique opportunity to view and access important Lear information and updated web guides for suppliers. Web guides are referred to in the "Terms and Conditions" used by Lear when contracting with suppliers, and such web guides contain requirements not specifically identified in the Terms and Conditions. Web guides include a "Global Requirements Manual and Code of Conduct for Suppliers" and contain information for suppliers regarding the Conflict Minerals Requirement. Also, under the "Suppliers" tab, additional conflict minerals related documents are provided (e.g., Lear's "Responsible Materials Sourcing Policy," supplier expectations and communication requests to the supplier).

•Suppliers may contact a Lear conflict minerals representative anytime via e-mail at: conflictminerals@lear.com.

•Suppliers also receive communications via Lear's online supplier bulletin, posted on https://www.lear.com/suppliers.

Exhibit 1.01

•All 3TG relevant suppliers are provided a communication letter that outlines reporting instruction and expectations. It also includes information on resources that may help suppliers with their reporting activities. A sample letter is contained in Attachment C to this Report.

•Suppliers are requested to ensure that their company and suppliers are not associated with any prohibited transactions, comply with all applicable legal requirements, and prevent incidents or conditions that may result in a violation of law and restrictions. The requirement is outlined further in Lear's enhanced "Human Rights Policy" that is contained in Attachment D to this Report.

E.Grievance Mechanism

•The conflictminerals@lear.com mailbox is a mechanism available for any interested party to communicate their concerns/grievances regarding Lear's conflict minerals process.

•This mailbox is checked daily for communications from interested parties.

•In the event that a grievance is submitted via the mailbox, the established process is to review the contents of the grievance, discuss with appropriate Lear individuals from the Cross Functional Team to seek resolution and communicate back to the person submitting the grievance.

•A process for reporting concerns has also been established for Lear employees and Lear's extended supply chain globally to report concerns on any potential risks associated with human rights, as well as animal welfare issues. Reports can be made anonymously, toll-free, in their local language via telephone, via an online web form or via mailing. The details on Lear standards associated with the reporting process can be found on Lear's Code of Business Conduct and Ethics located at https://ir.lear.com/corporate-governance. This information is also found in Lear's Annual Sustainability Report at https://www.lear.com/sustainability.

2.2 OECD Step 2: Identify and Assess Risk in Our Supply Chain

Lear engaged in a number of steps to identify which of its suppliers are known to have 3TG in their products and request that such suppliers complete a template to assist Lear in identifying and assessing risks in its supply chain. These steps included:

A.Identification of Suppliers and Point of Contact

•Suppliers are requested to identify the individual(s) responsible for providing conflict mineral information for their company.

Exhibit 1.01
•RCOI is made using the RMI's Conflict Minerals Reporting Template (the "CMRT"), which is described in further detail below.

•RCOI is an inquiry regarding the origin of 3TG that is designed to determine where the minerals used by Lear's suppliers originated or if they are from recycled or scrap sources.

•The CMRT was developed by the RMI as a standard reporting template for companies to use to facilitate disclosure and communication of information regarding SORs that provide material to a company's supply chain. It includes questions regarding a company's conflict minerals sourcing policy, engagement with its direct suppliers and a listing of the SORs the company and its suppliers use. In addition, the CMRT contains questions about the origin of conflict minerals included in suppliers' products, as well as about the due diligence conducted by suppliers.

B.    Assessment of Risk

•Lear utilizes the International Material Data System ("IMDS") to identify and assess risk of relevant suppliers that provide components to Lear, as an initial step. Lear communicates the conflict minerals reporting request by e-mail with its suppliers identified in the IMDS list known to have 3TG in their products.

The IMDS is a collective, computer-based material data system for the automotive industry to manage environmental relevant aspects of the different parts in vehicles.

•Lear considers the following risk elements in its due diligence process:

•Completeness of the submission of information by Lear's suppliers, especially for those suppliers known to have 3TG in their components. The AIAG's CM-3 Guide for Conflict Minerals Reporting to the Automotive Industry ("CM-3 Guide") and other available guidance across the industry are used to determine completeness of submission by analyzing the supplier's answers to each question contained in the CMRT.

•Submission of SORs data and determination if SORs had been validated to be conformant with the RMI RMAP.

•Consistency and substantiation of information by cross-checking submissions with the IMDS data.

•Presence of Conflict Minerals Sourcing Policy.

•As questions arise regarding supplier submissions, Lear communicates by e-mail with the supplier for clarification and understanding.

Exhibit 1.01
2.3 OECD Step 3: Design and Implement a Strategy to Respond to Identified Risks

Lear's conflict minerals due diligence is an on-going and proactive process. Lear's strategy for identifying risks focused on the following:

•An assessment of all responses received from suppliers using the CM-3 Guide, the IMDS data information, the RMI's facility database information and RCOI. Supplier responses are categorized as follows: (i) accepted (meaning the response satisfied the requirements and expectations set forth in the CMRT); (ii) inconsistent or incomplete (meaning the response contained inconsistent information when compared against known or existing IMDS data and clarification is required, or expected inputs are missing); and (iii) rejected (meaning the CMRT data is invalid or not presented in the required format). Categorizing a response is prompted by the completeness or quality of the answer and cross-checks undertaken by Lear. Suppliers are notified by e-mail of the status of their CMRT responses and if rejected, or if incomplete or inconsistent submissions, suppliers are asked to correct and resubmit.

•A listing of SORs information provided to Lear by its supply chain is compiled. The listing contains both conformant SORs and those that are not yet validated to be conformant with RMAP. As noted, Lear supports the RMI and their independently verified list of conflict-free SORs through their RMAP.

2.4 OECD Step 4: Independent Third Party Audit of Supply Chain Due Diligence

As a downstream supplier, Lear does not have a direct relationship with 3TG smelters and refiners and does not perform or direct audits of these entities within its supply chain. Lear supports an independent third-party audit effort through continued membership with RMI. Validation through the RMI evaluates chain of custody and/or traceability of the minerals from the mine to the SORs. Through this membership, Lear is able to contribute to RMI's ongoing RMAP audit efforts.

Lear continues to engage with NQC Ltd., a global third-party supply chain sustainability management firm, to map, assess and monitor direct and extended supply chain risk related to ESG, including human rights and conflict minerals report assessments. Launched in the fourth quarter of 2020, the program has been rolled out globally in 2021.

Lear worked with internal and external stakeholders to develop a questionnaire to identify further and address industry-specific sustainability risks. Lear will supplement this by engaging the supply base directly for on-site surveillance, as needed.

2.5 OECD Step 5: Report on Supply Chain Due Diligence

Lear prepares this Report and the associated Form SD and makes such documents available online at: https://ir.lear.com/sec.cfm.

Exhibit 1.01
Section 3: Due Diligence Measures Undertaken

In accordance with the OECD framework and industry best practices, Lear took the following measures during this reporting year to exercise due diligence on the source and chain of custody of conflict minerals as defined by Section 1502 of the Dodd-Frank Act, and support expanded outreach efforts to leverage responsible sourcing practices within Lear's supply base.

•Utilized IMDS resources to identify and assess risk of relevant suppliers that provide components to Lear. A total of 650 suppliers were identified as having 3TG in their products.
•Communicated the conflict minerals reporting request and instructions via both e-mail and the compliance platform (iPoint Conflict Minerals Platform) to all suppliers identified in the IMDS list that are known to have 3TG in their products. The communication letter is contained in Attachment C to this Report.
•Continued to apply the AIAG CM-3 Guide and included the RMI CMRT Completion Guide to validate and assess potential risk on the CMRT data declaration from suppliers.
•Determined completeness of the CMRT declaration from suppliers by analyzing the answers to each question contained in the CMRT, and considered the following risk elements:
◦Accuracy of SORs data and determination if SORs had been validated to be conformant with the RMAP of RMI.
◦Consistency and substantiation of information by cross-checking submissions with the IMDS data.
•Utilized the RMI facility database tools and RCOI data resources to compare the SORs identified in Lear's supply chain to determine the status of such SORs.
•Categorized supplier responses as follows: (i) accepted (meaning the response satisfied the requirements and expectations set forth in the CMRT); (ii) follow up action required or incomplete (meaning the response contained inconsistent information when compared against known or existing IMDS data and clarification is required, or expected inputs are missing); and (iii) rejected (meaning the CMRT data is invalid or not presented in the required format). Categorizing a response is prompted by the completeness or quality of the answer and cross-checks undertaken by Lear.
•Continued to include the confirmation of suppliers' Conflict Minerals Policy in the evaluation of their CMRT declaration.
•Suppliers were notified by e-mail of the status of their CMRT responses and if their response required follow-up action, or was rejected, incomplete or inconsistent, suppliers were asked to correct and resubmit.
•As questions arose regarding supplier CMRT declaration, Lear communicated by e-mail and telephone with the supplier for clarification and understanding.
•Lear participated on the AIAG RMWG and RMI by attending periodic meetings or conference calls.
•Financially supported the RMAP by continued membership with RMI.
•Conducted smelter outreach by sending letter communications encouraging eligible SORs to participate in the RMAP audit process.
•Leveraged the use of the Lear Global Suppliers Bulletin for periodic outreach and communication of policies and resources. See the latest Annual Sustainability Report for additional information.
•Continued to follow the United Nations Sustainable Development Goals (UN SDGs) on social responsibility strategies, including responsible sourcing. See the latest Annual Sustainability Report for additional information.

Exhibit 1.01
•Participated in the 2021 Conflict Minerals Automotive Industry Briefing together with customers, industry peers and supply base.
•Developed a stronger "Human Rights Policy" that expressly forbids child labor or forced labor of any kind. The policy is aligned with internationally recognized frameworks, including the UNGC, the ILO International Labor Standards and others.
•Rolled out the enhanced the "Global Requirements Manual and Code of Conduct for Suppliers" which requires our suppliers to meet all of Lear's stringent standards and policies, including the "Human Rights Policy".
•Rolled out the "Lear Supplier Sustainability Policy" and established the "Responsible Materials Sourcing Policy" indicating further commitment to responsible material sourcing and reporting, which go beyond the conflict minerals (tin, tungsten, tantalum and gold) and include other critical minerals that are known to contribute to human rights abuses in certain parts of the world.
•Continued to improve disclosure transparency by including conflict minerals information and updates in Lear's Annual Sustainability Report that can be found on Lear's public domain. The latest published report can be accessed directly at https://www.lear.com/sustainability.

Section 4: Continuous Improvement Efforts to Mitigate Risk

As a result of 2021 due diligence efforts, Lear identified the following continuous improvement points to further mitigate risks in the 2022 conflict mineral reporting year:

•Further integration of the conflict minerals compliance requirements with Lear's global supply chain.

•Lear commissioned NQC Ltd. (NQC), an internationally recognized supply chain sustainability assessment firm that works extensively in the automotive space to administer SAQ 4.0, (a self-assessment questionnaire to determine ESG performance) to Lear's supply base. Lear added custom questions to the SAQ specifically focused on human rights and other matters, based on our research and our knowledge of the XUAR human rights abuses. Our plan is to assess 100% of Lear’s suppliers by 2023.
•Lear's suppliers are required to cooperate with NQC to provide supplier's contact information, complete Sustainability Assessment Questionnaires (SAQs) through NQC’s Supplier Assurance Platform (https://supplierassurance.com), and to meet minimum scores as determined by Lear. Suppliers will be scored based on the quality of their sustainable business practices. The cumulative scores will help Lear build a supply chain map that will allow Lear to identify and prioritize resources for addressing risks more appropriately.

•Continued partnership and collaboration with AIAG, RMI and other relevant cross-industry groups to ensure alignment with current industry outreach and efforts with respect to conflict minerals (as discussed in Section 2.1C of this Report).

•Lear continued collaboration with AIAG RMWG and RMI by participating in work group discussions and providing input on various topics and projects, such as outreach, further development of guidance and resources for the supply base, sharing best practices and process coordination and alignment with industry peers.

Exhibit 1.01
•Participation in both AIAG SET and RMI SET to support research and outreach projects which encourage smelters and refiners to participate in the RMI. Lear will also continue to provide input to the Supplier Survey of RMI. RMI solicits supplier surveys to refresh the aggregated list of potential and actual SORs in CFSI member company supply chains. This information will be used to help identify SORs and aliases, cover as many smelters and refiners as possible and prioritize research and outreach throughout the reporting year.

•Lear continues to participate in AIAG SET-coordinated smelter engagement reviews and discussion that support the automotive industry objective of expanding smelter outreach efforts with RMI and increasing SORs participation and conformance to RMAP. Lear continues to assess the feasibility of participating in upcoming smelter pre-audit visits. Recently, Lear participated in specific smelter research working groups supporting RMI's SET global and Asia region groups.

Lear is committed to use only components with raw materials where extraction, transport, trade, processing and export are obtained from validated sources as a matter of principle, where practicable. In 2022, Lear's continuous improvement efforts to mitigate risks will focus on:

•Enhancement of outreach and training efforts to further support our supply base in their due diligence and disclosure process.
•Continued integration of the conflict minerals compliance requirements and process between cross-functional teams within Lear's organization globally. The 2022 reporting year will focus on implementing the sourcing requirement scorecard criteria, that include sustainability assessment points in maintaining business with Lear. See Lear's Annual Sustainability Report – Supplier Sustainability Section.
•Continued collaboration with AIAG and RMI, as well as participation in cross-industry forums to ensure access to up-to-date smelter status information, including events and legislation related to conflict minerals, and further alignment and development of strategies with regards to due diligence and responsible sourcing.
•Lear will continue to work with relevant suppliers to ensure continued improvement on response rate and encourage them to work towards 100% identification of SORs from their supply chain.
•Lear will continue to provide input to the Supplier Survey of RMI. RMI continually solicits supplier surveys to refresh the aggregated list of potential and actual SORs in RMI member company supply chains. This information will be used to help identify SORs and aliases, cover as many smelters and refiners as possible and prioritize research and outreach throughout the reporting year.
•Lear will conduct continual product material assessments to identify risks beyond 3TG. Lear has begun supplier outreach on cobalt to understand where cobalt is used in its products. The results are utilized for the establishment of necessary due diligence next steps based on verification results and for customer reporting.

Exhibit 1.01
Section 5: Due Diligence Results

Lear performed in good faith the RCOI and due diligence efforts to identify whether any of the 3TG used in its products originated in the DRC and DRC Covered Countries, or from recycled or scrap sources. As a result of the latest RCOI and continuous due diligence efforts, the following smelter statistics information describes the latest outcome. Lear continues to identify a large number of SORs and found 100% of tantalum SORs are conformant with RMAP. Efforts continue to identify all SORs for all other minerals - tin, tungsten and gold. Based on the declaration gathered from its supply base to date, Lear is currently unable to determine with certainty the conflict-free status of each specific product and its association with specific SORs. Nevertheless, Lear continues to evaluate potential areas within the business to improve its process to mitigate risks associated with conflict minerals, such as building further capacity and outreach with its supply base, on top of reinforcing its sourcing policy and requirements and beyond the contract language that provides for execution of supplier requirements and reaching out to eligible SORs to engage on RMAP audit.

The SORs facilities identified in suppliers CMRT declaration for this reporting year is contained in Attachment E to this Report.

•Supplier Response Rate per Metal - Company Level
2021 RCOI data based on the total 650 Global Relevant Suppliers, with >97% total response rate

RCOI Percentage Status
Metal	Suppliers Response Rate
Gold	99%
Tantalum	98%
Tin	99%
Tungsten	96%

•Smelter Information - Company Level

Metal	SORs Statistics
	RMAP Conformance Rate	RMAP Conformant SORs	Active/On-going Research and Outreach/Eligible SORs	Confirmed Not Eligible SORs
Gold	69%	107	49	0
Tantalum	100%	36	not applicable	not applicable
Tin	74%	53	19	0
Tungsten	89%	40	5	0
.

Exhibit 1.01
Section 6: Forward-Looking Statements

This Report contains "forward-looking statements" about activities, events or developments that Lear intends, expects, projects, believes or anticipates will occur in the future. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as "may," "should," "could," "will," "expects," "seeks to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology. Such statements are only our expectation of the outcome of future events. The outcome of the events described in these forward-looking statements is subject to substantial known and unknown risks, uncertainties and other factors that may cause results and developments to differ materially from those anticipated in our forward-looking statements. Lear's Form 10-K for the year ended December 31, 2021, and subsequent filings with the SEC discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this Report. Lear expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

Exhibit 1.01

Attachment A

RESPONSIBLE MATERIALS SOURCING POLICY
On August 22, 2012, under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the U. S. Securities and Exchange Commission (SEC) approved the final rule to impose disclosure and reporting requirements related to conflict minerals (tin, tungsten, tantalum, and gold). The rule requires U. S. publicly traded companies to disclose the presence of conflict minerals originating in the Democratic Republic of the Congo (DRC) or adjoining countries in the products they manufacture, if the conflict minerals are necessary to the functionality or production of such products.

As a supplier in the automotive and non-automotive industries, Lear uses a wide variety of materials in the products it manufactures. The supply chain for these materials is complex.

It is Lear's policy to comply with the disclosure and reporting requirements of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as all rules of the SEC promulgated under such Act. Lear works to prevent incidents or conditions that might result in a violation of law. Lear requires legal and ethical sourcing of materials in our supply chain. Lear requires its suppliers to engage in due diligence of their supply chains to understand and report the content of their parts supplied to Lear.

We expect suppliers to source responsibly and ensure that materials used in our products do not directly or indirectly contribute funding to conflicts or human rights abuses. Lear requires suppliers to perform due diligence on the source and chain of custody of their raw materials in accordance with all applicable laws, as well as the "Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas" of the Organisation for Economic Co-operation and Development (OECD) and other relevant guidance.

By:	/s/ Raymond E. Scott

Title:	President and Chief Executive Officer

Exhibit 1.01
Attachment B

SUPPLIER SUSTAINABILITY POLICY
Lear believes that how we operate as a company, and as individuals, is based on our core value to Get Results the Right Way. This leads our customers and business partners to do business with us, our shareholders to invest in us, our external stakeholders to respect us, and the best talent to join us in working for Lear.
We consider a strong relationship with our suppliers to be key to ensuring our mutual success. This Supplier Sustainability Policy (the “Policy”) identifies certain of our expectations of our suppliers to be followed in their business dealings with Lear.

This Policy applies to any third party that provides goods or services to Lear, including but not limited to production parts and materials as well as their subcontractors. Further information regarding our requirements and standards for our suppliers are outlined in the Global Requirements Manual and Code of Conduct for Suppliers.

Code of Business Conduct and Ethics
Lear conducts business with integrity and in compliance with all applicable laws and regulations. A commitment to integrity is critical to how we conduct business and maintain our outstanding reputation in the communities in which we do business. Suppliers are required to understand and comply with Lear’s Code of Business Conduct and Ethics, and demonstrate the highest standard of integrity and ethical conduct in all business activities.

Legal Compliance
Lear is committed to complying with all applicable legal requirements. Suppliers are expected to comply with all applicable legal requirements and prevent incidents or conditions that might result in a violation of law. This includes, without limitation, that all purchased materials used in manufacture of goods satisfy current governmental and safety constraints on restricted, toxic and hazardous materials, as well as environmental, electrical and electromagnetic considerations applicable to the country of manufacture and sale.

Preventing Bribery and Corruption
Lear conducts business ethically throughout the world. Lear prohibits suppliers from giving or promising to give anything of value to any third party for the purpose of obtaining or retaining business, or to otherwise induce them to act improperly. Suppliers must conduct business with integrity and in full compliance with all applicable laws pertaining to bribery and corruption.

Human Rights and Working Conditions
Be Inclusive. Be Inventive. Get Results the Right Way. These are Lear Corporation’s core values and the foundation of our long-term success. As part of our commitment To Get Results the Right Way, we support and promote human rights throughout our operations, our communities in which we operate, and our global supply chain. We also embrace the international human rights principles expressed in the following conventions:

•The Ten Principles of the United Nations Global Compact of which Lear is a signatory partner;

Exhibit 1.01
•The Universal Declaration of Human Rights;
•The International Labour Organization’s 1988 Declaration on Fundamental Principles and Rights at Work; and
•The United Nation’s Sustainable Development Goals.

Lear’s Human Rights Policy outlines our social responsibility principles and respect for human dignity, including with respect to topics such as collective bargaining and the freedom of association, as well as prohibitions of child labor, forced labor, modern slavery and human trafficking. We expect our suppliers to develop their own policies that aligns with Lear’s Policy.

Further, providing safe working conditions is one of our highest priorities with respect to human health and welfare. Suppliers shall comply with health and safety management system international standards (e.g. ISO 45001 or equivalent). Suppliers are expected to share Lear’s commitments by developing and implementing their own programs focused on worker safety and well-being. See Lear’s EHSS Policy.

Responsible Sourcing of Materials and Product Sustainability
We source responsibly and take steps to ensure that materials used in our products do not directly or indirectly provide funding to conflicts or human rights abuses. We expect the same from our suppliers.

We require our suppliers to comply with all applicable laws and regulations regarding ethical material sourcing, including those with respect to raw materials and production processes.
Lear recognizes the UN Declaration on the Rights of Indigenous Peoples and the value of Free, Prior and Informed Consent (FPIC) of indigenous peoples for property or land negotiations. No form of land grabbing is allowed.
We expect our suppliers to adopt best practices not only limited to production processes and securing the supply of materials and components, but also addressing environmental, social, and product safety aspects. See the Responsible Materials Sourcing Policy and Lear Quality Policy.

Animal Welfare
Lear’s commitment to the highest standards for ethical behavior extends to the treatment of animals. We require compliance with all legal requirements, as applicable, and we expect our suppliers to implement industry-leading policies and practices related to the ethical treatment of animals. Lear supports and expects its suppliers to promote a belief in the humane treatment of animals, including freedom from thirst and hunger, freedom from discomfort, pain, injury and disease, freedom to express normal behavior, and freedom from fear and distress.

Environmental Sustainability
Lear’s definition of sustainability is "meeting the needs of the present without compromising the ability of future generations to meet their own needs." This means being aware of our impact and understanding how this affects the world around us. Our mission is to reduce our impact while increasing the profitability and longevity of our company.
We expect our suppliers to support Lear’s environmental sustainability goals by complying with all applicable environmental laws, rules and regulations while also using resources wisely. Suppliers must comply with and be certified to all applicable environmental management system international standards. (e.g. ISO 14001 or equivalent). Suppliers are expected to align with Lear’s commitments by developing and implementing their own environmental sustainability program focused on conservation of natural resources, including but not limited to:
•Carbon Reduction
•Energy Efficiency
•Reduced Water Usage

Exhibit 1.01
•Air Quality Improvement
•Recyclability and Waste Reduction
•Hazardous Material and Chemical Management and Control
•Protecting Biodiversity
•Employee and Supplier Training

See Lear’s EHSS Policy and No Deforestation Policy.

Implementation of Sustainability Standards in the Supply Chain
Lear suppliers and all their subcontractors must abide by the requirements of this Policy, including identifying risks within their supply chains and taking appropriate measures to address them.

Audit and Corrective Action Process
Lear reserves the right to conduct audits to ensure compliance with these requirements and also to take appropriate measures, including discontinuing any relationship with a supplier, should the supplier violate, fail to correct, or have a pattern of violating this Policy. Suppliers are required to cooperate with Lear’s direct audit or through a third-party auditing firm utilized by Lear.

Compliance, Monitoring and Reporting
We comply with all applicable legal requirements and work to prevent incidents or conditions that might result in a violation of law. We monitor our operations and our suppliers for potential violations and take action if violations occur, up to and including termination of employment or contract.

We have established a process for reporting concerns about any potential human rights or business risks through a Compliance and Ethics Hotline. Employees, suppliers, and business partners can make anonymous reports in their respective language via a toll-free phone call, e-mail, online website or regular mail. Lear requires its suppliers to make this reporting resource available to its employees and upstream supply chain, with consideration for individuals with limited access and disabilities.

We have a strong anti-retaliation policy and will not tolerate retaliation against anyone who in good faith raises a concern, reports misconduct or participates in an investigation.

We report our actions and engagement with suppliers in our Annual Sustainability Report. We also publish on our website our values, principles, policies, and practices that this Policy reinforces.

Exhibit 1.01
Attachment C
Dear Valued Supplier,

In accordance with the disclosure and reporting requirements on conflict minerals (tin, tungsten, tantalum, and gold), under the Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (2010) of the U.S. Securities and Exchange Commission (SEC), including customer specific requirements – Lear continues to conduct traceability and due diligence of these materials in our supply chain.

All relevant suppliers are expected to engage in due diligence of their supply chains to understand and report the sourcing of all products supplied to Lear. Your company must complete a Conflict Minerals Reporting Template (CMRT) for the reporting year 2021. For reference, see Lear’s Responsible Materials Sourcing Policy.
Based on your company’s International Material Data System (IMDS) report, the product(s) that you supply to Lear were identified to contain the following:

<conflict minerals presence is tabulated for each supplier>

2021 Conflict Minerals Reporting Requirements

•Reporting Format – Lear requires using the industry standard CMRT Revision 6.1 or higher
◦The CMRT can be downloaded from http://www.responsiblemineralsinitiative.org/reporting-templates/cmrt/
•Declaration Scope or Class – For 2021, Lear will accept the following:
1.Product (or List of Products) – specific to products supplied to Lear. If you select this option, show the complete list of products in the Product List tab of the CMRT. Include the IMDS ID in comments column.
2.User Defined – represents group of products that your company is supplying to Lear. If you select this option, indicate in the Description Scope “(example: Electrical, Electronics, Seating, Structures)”
•Methods of Reporting – Lear will accept the following methods of reporting:
◦ iPoint Conflict Minerals Platform (iPCMP) (preferred)
▪iPCMP Basic License is FREE http://conflict-minerals.com/
▪Lear Corporation’s iPCMP ID number is 2288.
▪If your company is using iPCMP, email your iPCMP ID number to conflictminerals@lear.com
◦Lear’s Conflict Minerals Mailbox
▪Submit CMRT via email to conflictminerals@lear.com
◦NQC Supplier Assurance Platform
▪If your company is registered in NQC Supplier Assurance platform, notify conflictminerals@lear.com upon sharing CMRT reports through the Supplier Assurance platform.
•Timing – Lear requires your response to be submitted by the following dates:
◦CMRT declarations are due on September 01, 2021 (Preliminary YTD report)
◦Full calendar year updates are due by January 11, 2022

Exhibit 1.01
We ask you to source responsibly and endeavor to understand that sourcing of your materials neither directly nor indirectly provides funding to conflicts and human rights abuses. Further, we ask you to ensure that your company and suppliers are not associated with any prohibited transactions and comply with all applicable legal requirements and prevent incidents or conditions that may result in a violation of law and restrictions. See the Lear Sustainability Policy.

For further guidance on completing your CMRT, please send an email to conflictminerals@lear.com

Thank you for your continued efforts.
Ronald Boyer

Vice President – Social and Supply Chain Sustainability

Exhibit 1.01
Attachment D

HUMAN RIGHTS POLICY
Be Inclusive. Be Inventive. Get Results the Right Way. These are Lear Corporation’s core values and the foundation to our long-term success. As part of our commitment To Get Results the Right Way, we respect and reinforce human rights throughout our operations, our communities in which we operate, and our global supply chain. We also embrace the international human rights principles expressed in the following conventions:

•The Ten Principles of the United Nations Global Compact of which Lear is a signatory partner;
•The Universal Declaration of Human Rights;
•The International Labour Organization’s 1988 Declaration on Fundamental Principles and Rights at Work; and
•The United Nation’s Sustainable Development Goals.

We apply this policy throughout our company, the entities that we own, and the entities in which we hold a majority interest and to anyone who represents and works with Lear, including employees, officers, directors, and business partners. This policy is overseen by Lear’s Board of Directors.

Workforce Diversity, Equity and Inclusion

At Lear, we made Be Inclusive our first core value to emphasize the importance we place on maintaining a diverse workforce and an equitable and inclusive workplace. We know that the strength of our company lies in the diversity of our team and our ongoing efforts to always Be Inclusive and equitable. We provide all employees with a professional working environment which is free from discrimination and harassment. We offer fair and equal employment opportunity to every person regardless of race, sex, color, veteran status, national origin, disability, sexual orientation, gender identification or expression, age, religion, genetic information, or any other legally protected status. We make all hiring, compensation, promotion, and other employment decisions based on qualifications, performance, skills and experience. We follow all employment laws wherever we conduct business.

We provide our employees with and encourage them to join several employee-led groups made up of individuals who share common interests, backgrounds such as veteran status or demographic factors such as gender, race or age. Through these Employee Resource Groups, our employees are heard, valued and engaged in driving the company’s success.

Coercion, Harassment and Discipline

We treat employees with dignity and respect. We do not tolerate physically, mentally, emotionally or otherwise abusive disciplinary practices. We have systems in place to prevent, detect, report and resolve unacceptable worker treatment such as unlawful acts, harassment or discrimination, workplace violence, inappropriate use of discipline, mental or physical coercion as a form of discipline, physical or mental punishment, physical or verbal abuse or intimidation, and any type of corporal punishment. To ensure robust reporting by our employees, we forbid retaliation against anyone who in good faith reports or cooperates in an investigation of such mistreatment. We take appropriate

Exhibit 1.01
corrective action in response to any findings of unacceptable worker treatment or retaliatory action. See the Harassment-Free Workplace Policy.

Wages, Hours, and Working Conditions

We comply with all applicable wage and hour laws, including equal pay, minimum wage, overtime, maximum hour rules, meal and rest periods. We also provide legally mandated benefits. Where local industry standards exceed applicable legal requirements, Lear pays fair wages and ensures working conditions that are competitive with the higher local industry standards.

We employ ethical recruitment practices. We prohibit recruiters from charging recruitment fees to potential employees and from withholding identity documents. Where our employees have employment contracts, we provide access to those contracts.

Employee Health and Safe Workplace

The safety and health of our employees is of paramount importance. We will not put employees in a situation that could be harmful to their well-being. We believe that safe workplaces are a result of the dedication of everyone at Lear. We make it our responsibility to embed safe behaviors in everything we do, coupled with strong programs, operating discipline, robust communications and training, and compliance with applicable safety and health laws and regulations. We know that working together, we can mitigate or eliminate hazards and risks, and get results the right way. See the EHS Policy and Safe Work Playbook information.

Privacy

We respect the privacy of individuals, including employees and customers. We follow globally recognized privacy principles and implement reasonable and appropriate practices in our collection, use, and sharing of personal information about individuals.

Child Labor

We prohibit child labor in any of our facilities worldwide and meet all applicable laws regarding minimum age for employment in all countries and regions where we conduct business.

Forced Labor and Human Trafficking

We believe that all employees should have the right to voluntarily elect whether to be employed by Lear. We do not use forced or involuntary labor of any kind, including prison labor, indentured labor, bonded labor, military labor, modern forms of slavery and any form of human trafficking. See the Transparency in Supply Chains Act Disclosure.

Freedom of Association and Collective Bargaining

We respect employees’ right to form, join or not to join a union, or to have recognized employee representation in accordance with local law. We are committed to maintaining a constructive dialogue and to negotiate in good faith with employees’ freely chosen representatives. We do not harass, discriminate against, or otherwise penalize workers, worker representatives, or union members because of their interest and/or membership in, or affiliation with, a union, or their legitimate union activity, in accordance with international and local labor standards.

Exhibit 1.01
Responsible Sourcing

We source responsibly and ensure that materials used on our products do not directly or indirectly provide funding to conflicts or human rights abuses. We endeavor to use only components with raw materials where extraction, transport, trade, processing and export are obtained from validated sources as a matter of principle, wherever practicable. We also look beyond our direct supply chain to ensure appropriate sourcing measures, including the sourcing of the raw materials used in our products.

As part of our responsible sourcing efforts, we follow the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. We also participate in industry-driven initiatives (e.g. Responsible Minerals Initiative) that validate and establish industry-wide control systems and transparency over the upstream supply chain such as chain of custody or traceability systems. See the Lear Conflict Minerals Sourcing Policy and Supplier Sustainability Policy.

Compliance, Monitoring and Reporting

We comply with all applicable legal requirements and prohibit incidents or conditions that might result in a violation of law. We put in place several reporting mechanisms and have strong anti-retaliation policies. We monitor our operations, our partners and our suppliers for potential violations and take action if violations occur, up to and including termination of employment or contract.

We have established a process for reporting concerns about any potential human rights or business risks through a Compliance and Ethics Hotline. Employees, suppliers, and business partners can make anonymous reports in their language via a toll-free phone call, mail, online website or regular mail.

We report our actions and engagement on human rights in our annual sustainability report. We also publish on our website our values, principles, policies, and practices that this policy reinforces. See Lear’s Code of Business Conduct and Ethics.

By:	/s/ Raymond E. Scott

Title:	President and Chief Executive Officer

Exhibit 1.01
Attachment E

SORs Facilities Identified in Suppliers CMRT Declaration for 2021 Reporting Year
The following information were determined through suppliers CMRT data declaration to Lear as part of its 2021 RCOI. All listed names of 3TG SOR facilities below is based on information made publicly available by the RMI on the RMAP Smelters & Refiners Lists as of April 30, 2022.

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Gold	8853 S.p.A.	ITALY	CID002763
Tungsten	A.L.M.T. Corp.	JAPAN	CID000004
Tungsten	ACL Metais Eireli	BRAZIL	CID002833
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA	CID000015
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	CID002560
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	BRAZIL	CID003427
Gold	Alexy Metals	UNITED STATES OF AMERICA	CID003500
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041
Tin	Alpha	UNITED STATES OF AMERICA	CID000292
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM	CID002703
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	CID000058
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077
Gold	Asahi Pretec Corp.	JAPAN	CID000082
Gold	Asahi Refining Canada Ltd.	CANADA	CID000924
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	CID000920
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	CID002502
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	CID000103
Gold	Augmont Enterprises Private Limited	INDIA	CID003461
Gold	Aurubis AG	GERMANY	CID000113
Gold	Bangalore Refinery	INDIA	CID002863
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128
Gold	Boliden AB	SWEDEN	CID000157
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176
Gold	C.I Metales Procesados Industriales SAS	COLOMBIA	CID003421
Gold	Caridad	MEXICO	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185
Gold	Cendres + Metaux S.A.	SWITZERLAND	CID000189
Gold	CGR Metalloys Pvt Ltd.	INDIA	CID003382
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	CID000228
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	CID003190
Gold	Chimet S.p.A.	ITALY	CID000233
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA	CID002641
Tin	China Tin Group Co., Ltd.	CHINA	CID001070
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258
Gold	Chugai Mining	JAPAN	CID000264
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	CID000281
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL	CID003486
Tin	CRM Synergies	SPAIN	CID003524
Tungsten	Cronimet Brasil Ltda	BRAZIL	CID003468
Tin	CV Venus Inti Perkasa	INDONESIA	CID002455
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA	CID002504
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	CID000343
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY	CID002867
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES	CID003348
Gold	DODUCO Contacts and Refining GmbH	GERMANY	CID000362
Gold	Dowa	JAPAN	CID000401
Tin	Dowa	JAPAN	CID000402
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN	CID000425
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN	CID003425
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	CID000438
Gold	Emerald Jewel Industry India Limited (Unit 1)	INDIA	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	INDIA	CID003488
Gold	Emerald Jewel Industry India Limited (Unit 3)	INDIA	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	INDIA	CID003490
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	CID002561
Tin	Estanho de Rondonia S.A.	BRAZIL	CID000448
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA	CID000456
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460
Tin	Fenix Metals	POLAND	CID000468
Tantalum	FIR Metals & Resource Ltd.	CHINA	CID002505
Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES	CID002584
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA	CID003401
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	CID002645

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA	CID002852
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA	CID002459
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA	CID003410
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	CID000555
Tungsten	GEM Co., Ltd.	CHINA	CID003417
Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	CID002557
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA	CID000568
Gold	Gold Coast Refinery	GHANA	CID003186
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	CID002243
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	CID001909
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	CID003116
Gold	Guangdong Jinding Gold Limited	CHINA	CID002312
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	CID000651
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	CID002547
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA	CID002548
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	CID002541
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	CID000671
Gold	Heimerle + Meule GmbH	GERMANY	CID000694
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492
Gold	Heraeus Germany GmbH Co. KG	GERMANY	CID000711
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	CID000707
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	CID002844
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000767
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA	CID000773
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	CID000801
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES	CID002562
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Gold	Istanbul Gold Refinery	TURKEY	CID000814
Gold	Italpreziosi	ITALY	CID002765
Gold	JALAN & Company	INDIA	CID002893
Gold	Japan Mint	JAPAN	CID000823

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551
Gold	Jiangxi Copper Co., Ltd.	CHINA	CID000855
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	CID002512
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	CID001231
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	CID002842
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	CID002506
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
Gold	K.A. Rasmussen	NORWAY	CID003497
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	CID000956
Gold	Kazzinc	KAZAKHSTAN	CID000957
Tantalum	KEMET de Mexico	MEXICO	CID002539
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA	CID000966
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	CID000105
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	CID000969
Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF	CID003388
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	CID002511
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	CID002605
Gold	Kundan Care Products Ltd.	INDIA	CID003463
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID003407
Gold	Lingbao Gold Co., Ltd.	CHINA	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	CID001058
Gold	L'Orfebre S.A.	ANDORRA	CID002762
Tantalum	LSM Brasil S.A.	BRAZIL	CID001076
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF	CID000689
Tin	Luna Smelter, Ltd.	RWANDA	CID003387
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA	CID001093
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA	CID003379
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	CID002468
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319
Gold	Marsam Metals	BRAZIL	CID002606
Tungsten	Masan High-Tech Materials	VIET NAM	CID002543
Gold	Materion	UNITED STATES OF AMERICA	CID001113

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Gold	MD Overseas	INDIA	CID003548
Tin	Melt Metais e Ligas S.A.	BRAZIL	CID002500
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA	CID003575
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	CID001142
Gold	Metallix Refining Inc.	UNITED STATES OF AMERICA	CID003557
Tin	Metallo Belgium N.V.	BELGIUM	CID002773
Tin	Metallo Spain S.L.U.	SPAIN	CID002774
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	CID001163
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	CID001161
Tantalum	Mineracao Taboca S.A.	BRAZIL	CID001175
Tin	Mineracao Taboca S.A.	BRAZIL	CID001173
Tin	Minsur	PERU	CID001182
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001192
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509
Gold	Morris and Watson	NEW ZEALAND	CID002282
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	CID001220
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM	CID002573
Gold	NH Recytech Company	KOREA, REPUBLIC OF	CID003189
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA	CID002589
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277
Tantalum	NPM Silmet AS	ESTONIA	CID001200
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	CID001337
Gold	PAMP S.A.	SWITZERLAND	CID001352
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	CID001362
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	CID002827
Gold	Planta Recuperadora de Metales SpA	CHILE	CID002919

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Tin	Pongpipat Company Limited	MYANMAR	CID003208
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397
Tin	PT Aries Kencana Sejahtera	INDONESIA	CID000309
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503
Tin	PT Babel Inti Perkasa	INDONESIA	CID001402
Tin	PT Babel Surya Alam Lestari	INDONESIA	CID001406
Tin	PT Bangka Serumpun	INDONESIA	CID003205
Tin	PT Bukit Timah	INDONESIA	CID001428
Tin	PT Cipta Persada Mulia	INDONESIA	CID002696
Tin	PT Masbro Alam Stania	INDONESIA	CID003380
Tin	PT Menara Cipta Mulia	INDONESIA	CID002835
Tin	PT Mitra Stania Prima	INDONESIA	CID001453
Tin	PT Mitra Sukses Globalindo	INDONESIA	CID003449
Tin	PT Prima Timah Utama	INDONESIA	CID001458
Tin	PT Rajawali Rimba Perkasa	INDONESIA	CID003381
Tin	PT Refined Bangka Tin	INDONESIA	CID001460
Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468
Tin	PT Sukses Inti Makmur	INDONESIA	CID002816
Tin	PT Timah Nusantara	INDONESIA	CID001486
Tin	PT Timah Tbk Kundur	INDONESIA	CID001477
Tin	PT Timah Tbk Mentok	INDONESIA	CID001482
Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490
Gold	PX Precinox S.A.	SWITZERLAND	CID001498
Gold	QG Refining, LLC	UNITED STATES OF AMERICA	CID003324
Tantalum	QuantumClean	UNITED STATES OF AMERICA	CID001508
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA	CID000522
Gold	REMONDIS PMR B.V.	NETHERLANDS	CID002582
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL	CID002707
Tin	Resind Industria e Comercio Ltda.	BRAZIL	CID002706
Gold	Royal Canadian Mint	CANADA	CID001534
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	CID001539
Gold	SAAMP	FRANCE	CID002761
Gold	Safimet S.p.A	ITALY	CID002973
Gold	SAFINA A.S.	CZECHIA	CID002290
Gold	Sai Refinery	INDIA	CID002853
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555
Gold	Sancus ZFS (L’Orfebre, SA)	COLOMBIA	CID003529
Gold	SAXONIA Edelmetalle GmbH	GERMANY	CID002777
Gold	Sellem Industries Ltd.	MAURITANIA	CID003540

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN	CID001585
Gold	Shandong Gold Smelting Co., Ltd.	CHINA	CID001916
Gold	Shandong Humon Smelting Co., Ltd.	CHINA	CID002525
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA	CID002527
Gold	Shirpur Gold Refinery Ltd.	INDIA	CID002588
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID002516
Gold	Smelter not listed	China	CID001810
Tantalum	Smelter not listed	CHINA	CID000291
Tin	Soft Metais Ltda.	BRAZIL	CID001758
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA	CID001761
Gold	Sovereign Metals	INDIA	CID003383
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA	CID003153
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF	CID002918
Tin	Super Ligas	BRAZIL	CID002756
Gold	T.C.A S.p.A	ITALY	CID002580
Tantalum	Taki Chemical Co., Ltd.	JAPAN	CID001869
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Tantalum	TANIOBIS Co., Ltd.	THAILAND	CID002544
Tantalum	TANIOBIS GmbH	GERMANY	CID002545
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN	CID002549
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY	CID002550
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY	CID002542
Tantalum	Telex Metals	UNITED STATES OF AMERICA	CID001891
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM	CID002834
Tin	Thaisarco	THAILAND	CID001898
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	CID003325
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	CID001947
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	CID002615
Gold	Torecom	KOREA, REPUBLIC OF	CID001955
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM	CID002574
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969
Gold	Umicore Precious Metals Thailand	THAILAND	CID002314
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	CID001993
Gold	Valcambi S.A.	SWITZERLAND	CID002003
Tin	VQB Mineral and Trading Group JSC	VIET NAM	CID002015

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	CID002030
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	CID002036
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	CID002044
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA	CID000616
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	CID002830
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	CID002508
Gold	Yamakin Co., Ltd.	JAPAN	CID002100
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	CID001522
Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158
Gold	Yunnan Copper Industry Co., Ltd.	CHINA	CID000197
Tin	Yunnan Tin Company Limited	CHINA	CID002180
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA	CID003397
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224